                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-58353

                                 333,207 SHARES

                            [MANUGISTICS GROUP LOGO]

                                  COMMON STOCK
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     This Prospectus relates to 333,207 shares of Common Stock, $.002 par value per share (the "Common Stock" or the "Shares"), of Manugistics Group, Inc., a Delaware corporation (the "Company") offered for the account of certain stockholders of the Company (the "Selling Stockholders"). The Shares offered by the Selling Stockholders were acquired by them from a subsidiary of the Company effective as of June 1, 1998, in exchange for the then outstanding capital stock of TYECIN Systems, Inc., a California corporation ("TYECIN"), pursuant to an Agreement and Plan of Merger dated as of June 1, 1998, among the Company, TYECIN and certain individuals. (See "Recent Developments -- Acquisition of TYECIN Systems, Inc." and "Selling Stockholders.")

     The Selling Stockholders may from time to time sell all or a portion of the Shares which may be offered by them under this Prospectus in ordinary brokerage transactions through the facilities of Nasdaq, in block transactions, in privately negotiated transactions or otherwise. The Selling Stockholders may also make private sales directly or through brokers. The Selling Stockholders may pay customary brokerage fees, commissions and expenses. The Company will bear all expenses of registration of the Shares and all other expenses of the offering. The Selling Stockholders and the brokers executing selling orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such brokers may be deemed underwriting commissions under the Securities Act. (See "Plan of Distribution.")

     The Company will not receive any proceeds from the sale of Shares offered by the Selling Stockholders hereby.

     The Common Stock is listed on The Nasdaq Stock Market ("Nasdaq") under the symbol "MANU." On August 4, 1998, the last reported sale price for the Common Stock on Nasdaq was $19.81 per share.

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     SEE "RISK FACTORS" COMMENCING ON PAGE 7 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

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  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS AUGUST 7, 1998.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities maintained by the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of Nasdaq, 1735 K Street, N.W., Washington, D.C. 20006, on which the Company's Common Stock is listed. The Commission maintains an Internet Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, located at http://www.sec.gov.

    The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933 as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which are available from the Public Reference Section of the Commission at prescribed rates as described above. Statements contained herein concerning the provisions of documents filed with, or incorporated by reference in, the Registration Statement as exhibits are necessarily summaries of such provisions and documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, filed with the Commission by the Company, are incorporated in this Prospectus by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1998 ("1998 Form 10-K"); (ii) the Company's Quarterly Report on Form 10-Q for the three months ended May 31, 1998; (iii) the Company's Current Report on Form 8-K dated March 2, 1998; (iv) the Company's Current Report on Form 8-K dated March 19, 1998; (v) the Company's Current Report on Form 8-K dated March 27, 1998; (vi) the Company's Current Report on Form 8-K dated May 22, 1998; (vii) the Company's Current Report on Form 8-K dated May 22, 1998; (viii) the Company's Current Report on Form 8-K dated June 1, 1998; (ix) the Company's Current Report on Form 8-K dated June 2, 1998; (x) the Company's Current Report on Form 8-K dated June 9, 1998; (xi) the Company's Current Report on Form 8-K dated June 18, 1998; (xii) the Company's Current Report on Form 8-K dated July 15, 1998; and (xiii) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed under Section 12 of the Exchange Act.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on written or oral request, a copy of any and all of the documents incorporated in this Prospectus by reference, other than exhibits to such documents not specifically incorporated by reference therein. Requests for such copies should be directed to Manugistics Group, Inc., at its principal executive offices located at 2115 East Jefferson Street, Rockville, Maryland 20852, Attention:
Investor Relations (telephone: (301) 984-5409).

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements included elsewhere herein or incorporated by reference in this Prospectus.

                                  THE COMPANY

     Manugistics Group, Inc. develops, markets and supports software products for synchronized supply chain management(TM) and provides related services. Synchronized supply chain management refers to managing the complex interactions involved in the flows of products through a supply chain, and involves forecasting product demand and coordinating the timing of distribution, manufacturing, procurement and transportation activities to meet this demand, not only across an entire enterprise, but also among an enterprise and its suppliers and customers. The Company believes it is the only provider of an integrated suite of strategic, tactical and operational supply chain planning tools and products that address the four key operational areas of supply chain management: demand planning, supply planning, manufacturing scheduling and transportation management.

     Many companies have faced increased competition and more demanding customer service requirements in recent years. Customers have had the leverage to demand better service from suppliers, partially because bargaining power has shifted to retailers and consumers from manufacturers and distributors over the past decade. Also, many companies have contended with shorter product life cycles in recent years. Manufacturing companies in a number of industries have incurred substantial costs to build, acquire, maintain and operate plants and equipment. Given these costs and increased competition, many companies have sought ways to increase the returns from their significant investments in manufacturing assets.

     Supply chain management software enables companies to plan their supply and manufacturing activities to meet anticipated customer demand, while considering capacity and materials constraints and other factors. Supply chain management software complements Enterprise Resource Planning ("ERP") systems and provides companies with information not only about their own enterprise, but also about demand from customers and other information relating to suppliers and transportation providers. Companies in many different industries now recognize that effective supply chain management is a source of competitive advantage, and these companies are seeking software that can help them achieve these benefits.

     Manugistics' supply chain management software provides strategic, tactical and operational supply chain planning tools and includes the Supply Chain Navigator(TM), the Manugistics Integrator(R) and four major families: Demand Planning, Supply Planning, Manufacturing Scheduling and Transportation Management. The software operates in most major operating environments and supports database software from leading relational database software vendors. The United States list price for the Company's supply chain management software products ranges from $200,000 for a single product to several million dollars for the complete product suite. The Company has installed various combinations of its supply chain management software products at more than 1,000 locations worldwide. The Company's customers include E.I. du Pont de Nemours and Company, Frito-Lay, Inc., General Motors Service Parts Operations, Hewlett-Packard Company, Lever Brothers Company, Levi Strauss & Co., Wal-Mart Stores, Inc. and Warner Lambert Company.

     The Company also offers a wide range of product-related services, including business operations consulting, change management consulting, end-user and system administrator education and training, and customer support to help clients reengineer their operations to take maximum advantage of the Company's software and effective supply chain management. Customers may obtain support services and maintenance for an annual fee that ranges from 12% to 18% of the then-current license fee, depending on the level of support and the size of the license fee.

     The Company licenses its supply chain management solutions in North and South America through a direct sales organization and in various regions outside of the Americas primarily through subsidiaries. The

Company has also begun using indirect sales channels, such as complementary software vendors, third-party alliances and distributorships.

     The Company's principal executive offices are located at 2115 East Jefferson Street, Rockville, Maryland 20852, and its telephone number is (301) 984-5000.

                                  THE OFFERING

Common Stock Offered by the Selling Stockholders....  333,207 shares
Common Stock Outstanding............................  26,350,174 shares(1)
Use of Proceeds.....................................  The Company will not receive any proceeds from the sale of Common Stock offered
                                                      hereby.
Nasdaq Symbol.......................................  MANU

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(1) At the close of business on July 30, 1998.

                       CERTAIN FORWARD-LOOKING STATEMENTS

     This Prospectus (including the documents incorporated herein by reference) contains or may contain certain forward-looking statements and information that are based on beliefs of, and information currently available to, the Company's management as well as estimates and assumptions made by the Company's management; such forward-looking statements are subject to a number of risks and uncertainties. When used in this Prospectus, words such as "anticipate," "believe," "estimate," "expect," "future," "intend," "plan" and similar expressions as they relate to the Company or the Company's management, identify forward-looking statements. The forward-looking statements may relate to such matters as anticipated financial performance, business prospects and strategies, sales and marketing strategies, markets, current and potential competition, technological developments, new products, research and development activities, acquisition activities, partnerships and alliances and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements in this Prospectus or elsewhere in the future. The risks and uncertainties that may affect the business, operating results or financial condition of the Company include those set forth below under "Risk Factors" and the following:

     Revenues for any period depend on the volume, timing and size of license agreements. The Company typically ships software products shortly after license agreements are signed, and, therefore, does not maintain any material contract backlog. The volume of licensing agreements depends in part on the ability of the Company to hire and thereafter to train, integrate and deploy its sales force effectively. The timing of license agreements is difficult to forecast because software sales cycles are affected by the nature of the transactions, including the breadth of the solution to be licensed and the organizational and geographic scope of the licenses. In addition, the timing of license agreements also may be affected by certain external factors such as general domestic and international business or economic conditions or competitors' actions. A small variation in the timing of software licensing transactions, particularly near the end of any quarter or year, can cause significant variations in software products license revenues in any period.

     The Company believes that the market for supply chain management software is expanding rapidly. If market demand for the Company's products does not continue to grow rapidly, because of such factors as adverse changes in domestic or international business and economic conditions or foreign currency exchange rates, the timely availability and acceptance of the Company's products, Year 2000 compliance issues, technological change or the effect of competitive products and pricing, then software license revenue growth, consulting, maintenance and other services revenue growth or margins could be adversely affected. If competitors make acquisitions of other competitors or establish cooperative relationships among themselves or with third parties to enhance the ability of their products to address the supply chain management needs of prospects and customers, or if certain ERP or other software vendors that have announced plans to develop or incorporate functionality that could compete with the Company's products successfully develop and market such functionality, software license revenue growth could be adversely affected.

     There can be no assurance that the Company will be able to attract complementary software vendors, consulting firms or other organizations that will be able to market the Company's products effectively or that will be qualified to provide timely and cost-effective customer support and services. In addition, there can be no assurance that any organization will continue its involvement with the Company and its products, and the loss of relationships with important organizations could materially adversely affect the Company's results of operations.

     These risks, uncertainties and assumptions also relate to the Company's operations and results of operations, which also may be affected by shifts in market demand, seasonal fluctuations in demand and sales (caused by, among other factors, customer budgeting and purchasing patterns and the Company's sales commission policies) and the timing of product releases. Such risks and uncertainties may also include, in addition to any uncertainties specifically identified in the text surrounding forward-looking statements, uncertainties with respect to changes or developments in social, economic, business, industry, market, legal and regulatory circumstances and conditions and actions taken or omitted to be taken by third parties, including the Company's stockholders, customers, suppliers, business partners and competitors. Should one or more of these risks or uncertainties materialize, or should the underlying estimates or assumptions prove incorrect, actual results or outcomes may vary significantly from those anticipated, believed, estimated, expected, intended or planned. Any of these factors could have a material adverse effect on the Company's business, operating results, financial condition and cash flows.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.

     Potential Fluctuations in Quarterly Results; Seasonality. The Company's quarterly operating results have varied in the past and might vary significantly in the future because of factors such as domestic and international business conditions or the general economy, the timely availability and acceptance of the Company's products, technological change, the effect of competitive products and pricing, the effects of marketing pronouncements by competitors or potential competitors, changes in the Company's strategy, the mix of direct and indirect sales, changes in operating expenses, personnel changes and foreign currency exchange rate fluctuations. In addition, the Company has experienced and might continue to experience from time to time very large, individual license sales which can cause significant variations in quarterly license revenues.

     The Company typically ships software products shortly after license agreements are signed and, therefore, does not maintain any material contract backlog. Furthermore, the Company has typically recognized a substantial portion of its revenues in the last month of a quarter. As a result, software products revenues in any quarter are substantially dependent on orders booked and shipped in that month, and the Company cannot predict software products revenues for any future quarter with any significant degree of certainty.

     The Company's software products license revenues are also difficult to forecast because the market for business application software products is evolving rapidly, and the Company's sales cycles vary substantially from customer to customer. The sales cycles depend, in part, on the nature of the transactions, including the breadth of the solution to be licensed and the organizational and geographic scope of the licenses. Because the licensing of the Company's products generally involves a significant capital expenditure by the customer, the Company's sales process is subject to the delays and lengthy approval processes that are typically involved in such expenditures. In addition, the Company expects that sales derived through indirect channels will be harder to predict in timing and size than for direct sales because there is less direct contact and influence with the prospective customer. For these and other reasons, the sales cycle associated with the licensing of the Company's products varies substantially from customer to customer and typically lasts between six and twelve months, during which time the Company might devote significant time and resources to a prospective customer, including costs associated with multiple site visits, product demonstrations and feasibility studies, and might experience a number of significant delays, over which the Company has no control.

     The Company's expense levels vary, at least in part, based on its anticipated future revenues. A substantial portion of the Company's revenues in any quarter is typically derived from a limited number of large contracts. Therefore, if revenues in a period are below expectations, operating results are likely to be adversely affected. Net income might be disproportionately affected by a reduction in revenues because a proportionately smaller amount of the Company's expenses varies directly with revenues. As a result of the foregoing factors, it is likely that in some quarters, the Company's operating results will be below the published expectations of financial research analysts. In that event, the price of the Company's common stock would likely be materially adversely affected. (See "Recent Developments," below.)

     The Company has generally realized lower revenues in its first fiscal quarter (ending in May) than in the immediately preceding quarter. The Company believes that these fluctuations are caused primarily by customer budgeting and purchasing patterns and by the Company's sales commission policies, which compensate personnel for meeting or exceeding annual and other performance quotas.

     Competition. The market for business applications software is highly competitive and subject to rapid change. Many application software vendors offer products that are directly competitive with the software products marketed by the Company. Some of the Company's current and potential competitors have significantly greater financial, marketing, technical and other competitive resources than the Company. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than can the Company. In addition, certain ERP system vendors have acquired supply chain management software companies, products or functionality or have announced plans to develop new products or to incorporate additional functionality into their current products that, if successfully developed and marketed, could compete with the products offered by the Company. Furthermore, current and potential competitors may make acquisitions of other competitors or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the supply chain management needs of the Company's prospective customers. Accordingly, it is possible that new competitors may emerge and rapidly acquire significant market share. If this were to occur, the business, operating results, financial condition and cash flows of the Company could be materially adversely affected.

     Dependence on New Products and Rapid Technological Change; Risk of Product Defects. The market for the Company's products is characterized by rapidly changing technologies, frequent new product introductions, rapid changes in customer requirements and evolving industry standards. The Company believes that its future financial performance will depend in large part on its ability to maintain and enhance its current product line, develop new products that achieve market acceptance, maintain technological competitiveness and meet an expanding range of customer requirements. There can be no assurance, however, that the Company will be successful in developing and marketing new products or product enhancements that respond to technological change or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products, or that its new products and product enhancements will adequately meet the requirements of prospective customers and achieve market acceptance. If the Company is unable, for technological or other reasons, to successfully develop and introduce new products or product enhancements, the Company's business, operating results, financial condition and cash flows would be materially adversely affected.

     In addition, software products as complex as those offered by the Company might contain undetected errors or failures when first introduced or when new versions are released. There can be no assurance, despite testing by the Company and by current and prospective customers, that errors will not be found in new products or product enhancements after commercial release, resulting in loss of or delay in market acceptance, which could have a material adverse effect upon the Company's business, operating results, financial condition and cash flows.

     Year 2000 Compliance Issues. Many older computer systems and software products that are still in use today were programmed to accept only two digit entries in the date code field (i.e., "98" for "1998"). Systems and software containing two digit date code fields need to be modified or upgraded to distinguish 21st century dates (e.g., "2002") from 20th century dates (e.g., "1902"), in order to avoid the possibility of erroneous results or system failures.

     Many companies might need to modify or upgrade their information systems to address this "Year 2000" issue. The effects of this issue and of the efforts by companies to address it are unclear. The Company believes that the purchasing patterns of customers and prospective customers might be affected by Year 2000 issues. Many companies are expending significant resources to correct or patch their current software systems for Year 2000 compliance. These expenditures might result in reduced funds available to purchase software products such as those offered by the Company. Additionally, Year 2000 problems inherent in a customer's other software programs might significantly limit that customer's ability to realize the intended benefits to be derived from the Company's supply chain management software. These events could result in a material adverse effect on the Company's business, operating results, financial condition and cash flows.

     The Company utilizes other third party vendor equipment, telecommunication products, and software products which may or may not be Year 2000 compliant. Although the Company is currently taking steps to address the impact, if any, of the Year 2000 issue surrounding such third party products, failure of any critical technology components to operate properly may have an adverse impact on business operations or require the Company to incur unanticipated expenses to remedy any problems.

     Software products as complex as those offered by the Company, whether developed internally or acquired by the Company, might contain undetected errors or failures when first introduced or when new versions are released, including products intended to be Year 2000 compliant. There can be no assurance that the Company's software products contain or will contain all necessary date code changes or that errors will not be found in new products or product enhancements after commercial release, resulting in loss of or delay in market acceptance. In addition, the Company might experience difficulties that could delay or prevent the continued successful development and release of products that are Year 2000 compliant or that meet the Year 2000 requirements of customers. If the Company is unable or is delayed in its efforts to make the necessary date code changes, there could be a material adverse effect upon the Company's business, operating results, financial condition and cash flows.

     Expansion of Indirect Channels. The Company is building and maintaining significant working relationships with complementary vendors, such as ERP system vendors and consulting firms, that the Company believes can play important roles in marketing the Company's products. The Company is currently investing, and intends to continue to invest, significant resources to develop these relationships, which could adversely affect the Company's operating margins. There can be no assurance that the Company will be able to attract organizations that will be able to market the Company's products effectively or that will be qualified to provide timely and cost-effective customer support and service. In addition, difficulties experienced by these complementary vendors in selling the Company's products and services may adversely affect the Company's results of operations. Furthermore, the Company's arrangements with these organizations are not exclusive and, in many cases, may be terminated by either party without cause, and many of these organizations are also involved with competing products. Certain ERP system vendors have acquired supply chain management software companies, products or functionality or have announced plans to develop new products or to incorporate additional functionality into their current products that would compete with the Company's products. Therefore, there can be no assurance that any organization will continue its involvement with the Company and its products, and the loss of important organizations could materially adversely affect the Company's results of operations. In addition, if the Company is successful in selling products as a result of these relationships, any material increase in the Company's indirect sales as a percentage of total revenues would be likely to adversely affect the Company's average selling prices and gross margins because of the lower unit prices that the Company receives when selling through indirect channels.

     Management of Internal Growth. The Company has recently experienced a period of rapid growth in revenues that has placed significant strains upon its management systems and resources. The Company's ability to compete effectively and to manage future growth, if any, will require the Company to continue to improve its financial and management controls, reporting systems and procedures on a timely basis. The Company has recently hired a significant number of employees, and in order to maintain its ability to grow in the future, the Company will be required to increase significantly its total number of employees and to train and manage its employee work force on a timely and effective basis. There can be no assurance that the Company will be able to do so successfully. The Company's failure to do so could have a material adverse effect upon the Company's business, operating results, financial condition and cash flows. See also "Risk Factors -- Integration of Acquired Businesses."

     Integration of Acquired Businesses. The Company investigates potential candidates for acquisition, joint venture opportunities or other relationships on an ongoing basis. From time to time, the Company engages in the evaluation of, and discussions with, one or more such candidates. Acquisitions, including the acquisition of ProMIRA Software Incorporated in February 1998, and TYECIN in June 1998, involve the integration of companies that have previously operated independently. There can be no assurance that the Company will be able to integrate these or any future employees or operations effectively or that the Company will realize the expected benefits of these or any future transactions. In addition, there can be no assurance that the Company will not experience the loss of key employees of these or any future acquired operations. The process of integrating acquired employees and operations into the Company might result in unanticipated operational difficulties and expenditures. In addition, there can be no assurance that the anticipated benefits of any specific acquisition will be realized.

     International Operations. The Company currently conducts operations in a number of countries in Europe, Asia/Pacific and South America and plans to conduct operations in additional regions outside the United States, which will require significant management attention and financial resources and could adversely affect the Company's operating margins. The Company plans to accelerate the growth of, and increase its investment in, its international operations. There can be no assurance that the Company will be able to generate, maintain or increase demand for the Company's products in new geographic markets. Certain risks are inherent in international operations. The majority of the Company's contracts are denominated in U.S. currency. Most of the revenues from sales outside the United States have been denominated in foreign currencies, typically the local currency of the Company's business unit. The Company anticipates that the proportion of its revenues denominated in foreign currencies will increase. A decrease in the value of foreign currencies relative to the U.S. dollar could result in losses from foreign currency translations. In connection with transactions denominated in foreign currency, the Company has taken steps to minimize the risks associated with such foreign currency in the past and might take such steps in similar circumstances in the future. With respect to the Company's international sales that are U.S. dollar-denominated, currency fluctuations could make the Company's products and services less price competitive. The Company's international sales and operations might be adversely affected by the imposition of government controls, changes in financial currencies (such as the unified currency known as the European Monetary Unit), political and economic instability, difficulties in staffing and managing international operations and general economic and currency exchange rate conditions in foreign countries.

     Lack of Product Diversification. The Company's future results depend on continued market acceptance of supply chain management software and services as well as the Company's ability to continue to adapt and modify this software to meet the evolving needs of its prospects and customers. Any reduction in demand or increase in competition in the market for supply chain management software products could have a material adverse effect on the Company's business, operating results, financial condition and cash flows.

     Dependence Upon Key Personnel. The loss of the services of one or more of the Company's executive officers could have a material adverse effect on the Company's business, operating results, cash flows and financial condition. The Company does not have employment contracts with any of its executive officers and does not maintain key person insurance. There can be no assurance that the Company will be able to retain its key personnel. The Company's future success also depends on its continuing ability to attract, assimilate and retain highly qualified sales, technical and managerial personnel. Competition for such personnel is intense, and there can be no assurance that the Company can attract, assimilate or retain such personnel in the future.

     Intellectual Property and Proprietary Rights. The Company regards its software as proprietary and relies on a combination of trade secret, copyright and trademark laws, license agreements, confidentiality agreements with employees, nondisclosure and other contractual requirements imposed on its customers, consulting partners and others, technical measures and other methods to protect its proprietary rights in its products. There can be no assurance that these protections will adequately protect its proprietary rights or that the Company's competitors will not independently develop products that are substantially equivalent or superior to the Company's products. In addition, the laws of certain countries in which the Company's products are or may be licensed do not protect the Company's products and intellectual property rights to the same extent as the laws of the United States. Although the Company believes that its products, trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against the Company.

     Possible Volatility of Stock Price. Factors such as announcements of new products or technological innovations by the Company or its competitors, as well as quarterly variations in the Company's operating results, have caused and may cause the market price of the Company's common stock to fluctuate significantly. In addition, the stock market in recent years has experienced price and volume fluctuations which have particularly affected the market prices of many high technology stock issues and which have often been unrelated or disproportionate to the operating performance of such companies. These broad market fluctuations, as well as general economic conditions, may adversely affect the market price of the Company's common stock.

     Anti-Takeover Protections. The Company's Certificate of Incorporation and Amended and Restated By-Laws (the "By-Laws") contain provisions which may be deemed to be "anti-takeover" in nature or effect in that such provisions may deter, discourage or make more difficult the assumption of control of the Company by another person by means of a tender offer, merger, proxy contest or similar transaction. The Certificate of Incorporation authorizes the issuance, without shareholder approval, of up to 4,620,253 shares of "blank check" preferred stock, with such designations, rights, preferences, privileges and restrictions, including voting rights, of such shares as may be determined from time to time by the Company's Board of Directors. Accordingly, the Board is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could materially adversely affect the voting power or other rights of the holders of the Common Stock (including those of the purchasers in the offering made pursuant to this Prospectus). Holders of the Common Stock issued and sold in the Offering will have no preemptive rights to subscribe for a pro rata portion of preferred stock or any other capital stock which may be issued by the Company. In the event of issuance, such preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of preferred stock, there can be no assurance that the Company will not do so in the future. See "Description of Capital Stock -- Delaware Law and Certain Charter and By-Law Provisions."

     The By-Laws provide that the Board of Directors is divided into three classes and for the staggered election of directors to serve for three-year terms. Each director is subject to removal only for cause upon the vote of at least 67% of the outstanding shares of Common Stock. Furthermore, the Company is subject to certain anti-takeover provisions of the General Corporation Law of Delaware. The existence of these provisions would be expected to have an anti-takeover effect, including possibly discouraging takeover attempts that might result in a premium over the market price for the Common Stock. See "Description of Capital Stock -- Delaware Law and Certain Charter and By-Law Provisions."

     Shares Eligible for Future Sale. Sales of a substantial amount of shares of Common Stock in the public market after the registration of shares effected by this Registration Statement could adversely affect the market price of the Common Stock. At July 30, 1998, the Company had 26,350,174 shares of Common Stock outstanding. Of such shares, 1,550,000 shares were issued on February 13, 1998, in connection with the acquisition by a subsidiary of the Company of all of the capital stock of ProMIRA Software Incorporated; however, a total of 794,549 shares either are subject to certain lock-up restrictions or are held in escrow to secure potential claims by the subsidiary for indemnification and will not be eligible for resale for periods generally ranging from one to two years after issuance. In addition, approximately 333,000 shares were issued effective as of June 1, 1998, in connection with the acquisition of TYECIN. Such shares constitute all of the shares covered by this Prospectus; however, a total of approximately 33,000 of such shares are held in escrow to secure potential claims by the subsidiary for indemnification and will not be eligible for resale for a period of approximately one year from the date of issuance. (See "Recent Developments -- Acquisition of TYECIN Systems, Inc." and "Plan of Distribution.")

     At July 30, 1998, there were a total of approximately 6,459,275 registered shares of Common Stock reserved for issuance upon exercise of outstanding stock options and options that may be granted in the future under the Company's stock option plans or for issuance under the Company's Employee Stock Purchase Plan.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares offered hereby. The Selling Stockholders will receive all of the net proceeds from the sale of the Shares which they respectively own.

                              RECENT DEVELOPMENTS

  Acquisition of TYECIN Systems, Inc.

     As previously reported by the Company, effective as of June 1, 1998, the Company, through its direct, wholly-owned subsidiary, TYECIN Acquisition, Inc. ("TYECIN Acquisition"), acquired all of the capital stock of TYECIN Systems, Inc. ("TYECIN"), based in Los Altos, California (such transaction being referred to as the "Merger") pursuant to a certain Agreement and Plan of Merger dated as of June 1, 1998, by and among the Company, TYECIN Acquisition, TYECIN, Randall
A. Hughes and Richard A. Zuanich (the "Merger Agreement"). TYECIN is a provider of advanced planning and scheduling supply chain management software for the semiconductor industry. The Merger was accounted for as a pooling of interests.

     In connection with the Merger, Manugistics paid or delivered to or for the benefit of the holders of TYECIN capital stock (the "TYECIN Shareholders") an aggregate of approximately 333,000 shares of the Company's Common Stock (the "Shares"). In addition, the Company assumed the then outstanding options to purchase common stock of TYECIN (the "Options"). The Options were converted to options to purchase a total of approximately 24,500 Shares of the Company's Common Stock. (The Shares and such options were issued by the Company pursuant to exemptions from registration available under the Securities Act. The Shares are covered by this Prospectus; the TYECIN Shareholders constitute the initial Selling Stockholders under this Prospectus.)

     Of the approximately 333,000 Shares issued in connection with the Merger, a total of approximately 300,000 Shares were issued to a paying agent for direct transfer to the TYECIN Shareholders following the closing of the Merger. Such Shares generally will be eligible to be resold in the public markets upon the effectiveness of the Registration Statement of which this Prospectus is a part. The remaining 33,000 Shares are held in escrow to secure potential claims by the Company, TYECIN and TYECIN Acquisition, for indemnification under the Merger Agreement and will not be eligible for resale until the earlier of one year from the effective date of the Merger or the first public release of consolidated audited financial statements for the Company and TYECIN. (See "Plan of Distribution.")

  Operating Loss in First Quarter FY 1999

     As previously reported by the Company, the Company had a net loss of $8,246,000, or $0.32 per basic and diluted share for the three months ended May 31, 1998. (See the Company's Current Report on Form 8-K dated June 9, 1998 and Quarterly Report on Form 10-Q for the three months ended May 31, 1998.)

  Shareholder Class Action Lawsuits Filed

     As previously reported by the Company, a number of lawsuits were filed commencing in June 1998 in various Federal District Courts against the Company and certain of its senior officers and directors, alleging certain misrepresentations and omissions under the federal securities laws regarding the Company's business, operations, and financial condition. Each complaint seeks class action status on behalf of purchasers of the Company's Common Stock during certain specified periods (variously from February 13, 1998 through June 9,
1998) and seeks unspecified monetary damages. Management believes that the lawsuits are without merit and the Company and the other defendants intend to defend vigorously against the lawsuits. (See the Company's Current Report on Form 8-K dated June 18, 1998 and Quarterly Report on Form 10-Q for the three months ended May 31, 1998.)

                              SELLING STOCKHOLDERS

    This Prospectus is to be used in connection with the sale by the Selling Stockholders of a total of up to 333,207 shares of Common Stock. The Shares to be sold by the Selling Stockholders were, as previously reported by the Company, issued to the Selling Stockholders effective as of June 1, 1998, pursuant to the Merger Agreement. (See "Recent Developments -- Acquisition of TYECIN Systems, Inc.," above, and "Plan of Distribution," below.) The Shares were issued in transactions exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act.

    The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock by the Selling Stockholders as of June 26, 1998; each Selling Stockholder owned less than one percent of the shares of Common Stock then outstanding. The Shares being offered by this Prospectus constitute all of the shares of Common Stock acquired by the Selling Stockholders in the Merger. Each Selling Stockholder owns only those shares of Common Stock which were acquired by such Selling Stockholder in the Merger. As noted above, ten percent of the shares held by each Selling Stockholder are being held in escrow to secure potential claims by the Company and certain other parties for indemnification under the Merger Agreement. In addition, as more fully described in the notes to the table below, a total of approximately 11,500 Shares held by seven Selling Stockholders, are not fully vested and may not be sold under this Prospectus until vested. It is assumed that all of the Shares being offered by this Prospectus will be sold; however, each of the Selling Stockholders has the right to reduce the number of Shares offered for sale or to otherwise decline to sell any or all of the Shares registered hereunder.

    To the best of the Company's knowledge, none of the Selling Stockholders has held any office or maintained any material relationship with the Company or its affiliates over the past three years, except as set forth in the notes to the table below with respect to certain individuals who became officers or managers of Manugistics, Inc., the Company's principal subsidiary, upon the effectiveness of the Merger and with respect to a joint venture partner of TYECIN.

                      NAME OF SELLING                         NUMBER OF SHARES OWNED
                        STOCKHOLDER                           PRIOR TO THE OFFERING
                      ---------------                         ----------------------
Ai-Chang, Mitchell..........................................             107
Aisenman, Casey.............................................              61
Allison, Ruth...............................................             145
Andrews, Jerry..............................................              85
Barr, M. Richard............................................             970
Barr, M. Richard and Louise E. Barr.........................             191
Blanc, Patrick..............................................             197
Brandemuehl, Mark...........................................           3,627
Burdick, Dana...............................................              77
Caune, Mikala...............................................              23
Cole, Peyton................................................          12,729
Colletta, Lynda.............................................             194(1)
Colton, Mary Jo.............................................             678(2)
Drummond, Mark..............................................           1,130
Firestine, Robert...........................................           3,405(3)
Fonner, Charles.............................................           9,397(4)
Gereben, Janos..............................................              39
Hepburn, Paul...............................................             775
Hughes, Dana................................................           1,163(5)
Hughes, Randall A. and Martha M. Hughes, Community Property
  (6).......................................................         174,375
Innotech Corporation(7).....................................           5,813
Jeffords, David.............................................              89
Khalaf, Bilal...............................................               6
Lee, Eliot..................................................              39
Li, Ginger..................................................             155(8)
Liu, Chihwei................................................           8,970
Long, Michael...............................................             967
Massey, Todd................................................             315
Miao, Sulan.................................................              48
Nalick, Scott...............................................             789
Nilson, Paul and Patricia Lynn Culver.......................             816
Roarty, Brian...............................................             848
Rojas, Juan.................................................             291
Sabin, Gary.................................................           8,705
Sanders, Gary J. ...........................................           3,391(9)
Sivaprakasam, Anbu..........................................              85
Stegmann, Thomas............................................             153
Willis, Calvin..............................................           5,078
Yu, Jason...................................................              93
Zuanich, Richard(10)........................................          87,188

(footnotes on following page)

---------------
 (1) A total of 66 shares remain unvested and are scheduled to vest periodically through March 18, 2001.
 (2) A total of 325 shares remain unvested and are scheduled to vest periodically through January 20, 2002.
 (3) A total of 405 shares remain unvested and are scheduled to vest periodically through January 20, 2002.
 (4) All of such shares remain unvested.
 (5) A total of 587 shares remain unvested and are scheduled to vest periodically through January 20, 2002.
 (6) Mr. Hughes is Vice President, Semiconductors of Manugistics, Inc. under a two-year employment agreement.
 (7) Innotech Corporation has a 30% interest in TYECIN-Innotech Corporation, a joint venture which it organized with TYECIN in 1997 to distribute TYECIN's products in Japan.
 (8) A total of 87 shares remain unvested and are scheduled to vest periodically through September 23, 2000.
 (9) A total of 775 shares remain unvested.
(10) Mr. Zuanich is an Engineering Manager of Manugistics, Inc. under a two-year employment agreement.

                              PLAN OF DISTRIBUTION

     In accordance with the terms of the Merger Agreement, Manugistics is required to register the Shares for resale under the Securities Act at its expense. The Company intends to keep the Registration Statement, of which this Prospectus is a part, effective at least until the first to occur of: (i) the sale of all of the Shares pursuant to such Registration Statement; or (ii) the eligibility of the Shares to be sold pursuant to Rule 144(k) under the Securities Act. The TYECIN Shareholders may generally sell or otherwise transfer the Shares only pursuant to this Prospectus, in accordance with the provisions of Rule 144 under the Securities Act or in transactions otherwise exempt from registration under the Securities Act.

     All of the Shares issued in connection with the Merger are covered by this Prospectus. Of these Shares, a total of approximately 300,000 Shares were issued to a paying agent for direct transfer to the TYECIN Shareholders following the closing of the Merger. Such Shares will be eligible to be resold upon the effectiveness of the Registration Statement of which this Prospectus is a part.

     In addition, a total of approximately 33,000 Shares (the "Escrow Shares") have been delivered to an escrow agent to secure potential indemnification claims of the Company, TYECIN Acquisition and TYECIN under the Merger Agreement. To the extent that Escrow Shares are not subject to indemnification claims, the Escrow Shares will be distributed to the TYECIN Shareholders upon the earlier of one year from the Closing or the first public release of consolidated audited financial statements for the Company and TYECIN. The Escrow Shares will be eligible to be resold upon their release from escrow.

     The Common Stock is presently listed for trading on Nasdaq. The sale of the Shares offered hereunder is not being underwritten. The Selling Stockholders may sell the Shares covered by this Prospectus from time to time in ordinary brokers' transactions through the facilities of Nasdaq, in block transactions, in privately negotiated transactions or otherwise. Sales of Shares may be effected at market prices prevailing at the time of sale, at negotiated prices or otherwise. There will be no charges or commissions paid to the Company by the Selling Stockholders in connection with the issuance of the Shares. It is anticipated that usual and customary brokerage fees will be paid by the Selling Stockholders upon sale of the Common Stock offered hereby. In connection with any sales, the Selling Stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act, in which event commissions received by such brokers may be deemed underwriting commissions under the Securities Act.

     Each Selling Stockholder has agreed that it will not take, directly or indirectly, any action designed to cause or result in, or which might reasonably be expected to constitute, the manipulation or stabilization of the price of Common Stock or of any other securities of Manugistics. In particular, Regulation M under the Securities Act imposes certain restrictions on issuers, selling stockholders and other participants in a distribution of securities which are intended to prohibit such persons from facilitating the distribution by "conditioning" the market for such securities.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.002 per share, and 4,620,253 shares of Preferred Stock, par value $.01 per share.

COMMON STOCK

     At July 30, 1998, there were 26,350,174 shares of Common Stock issued and outstanding and a total of approximately 6,459,275 shares of Common Stock reserved for issuance upon exercise of outstanding stock options and options that may be granted in the future under the Company's stock option plans or for issuance under the Company's Employee Stock Purchase Plan.

     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock, as such, have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock (including the Shares) are fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue from time to time.

PREFERRED STOCK

     The Board of Directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 4,620,253 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions on the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company.

     There are no shares of Preferred Stock issued and outstanding. The Company has no plans to issue any shares of Preferred Stock.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware, as amended (the "Delaware GCL"). Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions either caused by the interested stockholder or resulting in a financial benefit to the interested stockholder which is not shared pro rata with the other stockholders of the Company. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. The statute contains provisions enabling a corporation to avoid the statute's restrictions if stockholders holding a majority of the corporation's voting stock approve an amendment to the corporation's certificate of incorporation or by-laws to avoid the restrictions. The Company has not and does not currently intend to "elect out" of the application of this statute.

     The Certificate of Incorporation contains certain provisions permitted under the Delaware GCL which eliminate the personal liability of directors for monetary damages for a breach of the director's fiduciary duty, except for: (i) breach of a director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) the unlawful payment of dividends, stock purchase or stock redemption, or (iv) any transaction from which the director derives any improper personal benefit. The Certificate of Incorporation and By-Laws also contain provisions indemnifying the

Company's directors, officers and employees to the fullest extent permitted by the Delaware GCL. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors, officers and employees. The Certificate of Incorporation provides that a director's liability shall be eliminated or limited to the fullest extent permitted by the Delaware GCL, as amended from time to time.

     The By-Laws provide for the division of the Board of Directors into three classes as nearly equal in number as possible with staggered three-year terms. The classification of the Board of Directors could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of the Company. Any director may be removed only for cause and only by the vote of at least 67% of the shares entitled to vote for the election of directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Boston EquiServe, Canton, Massachusetts.

                                 LEGAL MATTERS

     The legality of the shares of Common Stock offered hereby will be passed upon for the Company by Dilworth Paxson LLP, Philadelphia, Pennsylvania. Joseph
H. Jacovini, Chairman and a member of Dilworth Paxson LLP, is a director of the Company and, at June 26, 1998, was the beneficial owner of 72,000 shares of Common Stock (including 2,000 shares held by his spouse and a total of 22,664 shares issuable upon exercise of certain options). Other members of Dilworth Paxson LLP own a total of approximately 2,400 shares of Common Stock.

                                    EXPERTS

     The supplemental consolidated financial statements incorporated in this Prospectus by reference from the Company's Current Report on Form 8-K dated July 15, 1998 for the year ended February 28, 1998 and 1997 and for each of the three years in the period ended February 28, 1998, except as they relate to the consolidated financial statements of TYECIN Systems, Inc. as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the historical consolidated financial statements for a pooling of interests), and have so been incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended February 28, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of TYECIN Systems, Inc., not separately presented in this Prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report thereon is incorporated by reference from the Company's Current Report on Form 8-K dated July 15, 1998. Such financial statements, to the extent they have been included in the financial statements of Manugistics Group, Inc., have been so included in reliance on their report given on the authority of said firm as experts in accounting and auditing.

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No person has been authorized in connection with the offering made hereby to give any information or to make any representations not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not relate to any securities other than those described herein or constitute an offer to sell, or the solicitation of an offer to buy, securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

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                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
Prospectus Summary....................    3
Certain Forward-Looking Statements....    5
Risk Factors..........................    7
Use of Proceeds.......................   12
Recent Developments...................   12
Selling Stockholders..................   13
Plan of Distribution..................   14
Description of Capital Stock..........   14
Legal Matters.........................   16
Experts...............................   16

                                 333,207 SHARES

                            [MANUGISTICS GROUP LOGO]
                                  COMMON STOCK
                            ------------------------

                              P R O S P E C T U S
                            ------------------------
                                 August 7, 1998

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